Exhibit 99.(j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Credit Suisse Opportunity Funds:

We consent to the use of our reports dated December 30, 2015, with respect to the financial statements of Credit Suisse Floating Rate High Income Fund, Credit Suisse Strategic Income Fund, Credit Suisse Managed Futures Strategy Fund, Credit Suisse Multialternative Strategy Fund, Credit Suisse Emerging Markets Equity Fund, Credit Suisse Volaris US Strategies Fund, and Credit Suisse Global Sustainable Dividend Equity Fund, each a series of Credit Suisse Opportunity Funds, as of October 31, 2015, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm and Counsel” in the statement of additional information.

(signed) KPMG LLP

New York, New York
February 26, 2016